Exhibit 99.1

FOR IMMEDIATE RELEASE

Citigroup Inc. (NYSE: C)

October 31, 2007

Citi and Nikko Cordial Sign Definitive Share Exchange Agreement

Tokyo/New York – Citi announced today that Citigroup Japan Holdings Ltd. and Nikko Cordial Corporation have signed a definitive share exchange agreement to reflect the final terms of the previously announced share exchange transaction in which Nikko Cordial will become a 100%-owned subsidiary of Citi.

The share exchange agreement was signed following consultations by Citi and Nikko Cordial with governmental authorities and securities industry participants to address various operational issues relating to the share exchange, which is the first transaction of its kind undertaken in Japan.

The agreement signed today, executed pursuant to the basic agreement on the share exchange announced on October 2, 2007, contains the following material terms relating to the share exchange:

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Exchange ratio. The exchange ratio (which as previously announced will be based on a value of ¥1,700 per Nikko Cordial share) will be determined using the average volume-weighted average prices of Citigroup shares on the New York Stock Exchange during the period commencing on (and including) January 15, 2008 and ending on (and including) January 17, 2008.

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Effective date. The effective date of the share exchange will be January 29, 2008, subject to approval by Nikko Cordial shareholders at the extraordinary general meeting of shareholders scheduled for December 19, 2007.

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Cash in lieu of fractional shares. Nikko Cordial shareholders who would otherwise be entitled to receive a fraction of less than one whole Citigroup share as part of the share exchange will instead receive cash in lieu of that fractional share.

Citi also announced that it had agreed with Nikko Cordial on the following additional items in connection with the share exchange transaction:

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Announcement of quarterly earnings. Citi has committed to announce its earnings for the quarter and year ending December 31, 2007, in customary summary format, by no later than the opening of trading in New York on January 15, 2008.

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Change of fiscal and tax years. In anticipation of Nikko Cordial becoming a 100%-owned subsidiary of Citi, Nikko Cordial shareholders will be asked to approve a change in Nikko Cordial’s articles of incorporation in order to change

Nikko Cordial’s fiscal year end to December 31 (from March 31), beginning with the fiscal year ending December 31, 2007. Approval for this change will be sought at the extraordinary meeting of shareholders scheduled for December 19, 2007. Changing Nikko Cordial’s fiscal year to December 31 will cause Nikko Cordial’s tax year end to be changed to December 31.

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Dividend payments. Pending completion of the share exchange transaction, Nikko Cordial has agreed that it will not declare or pay any dividend on Nikko Cordial shares after the dividend for the quarter ended September 30, 2007. Former Nikko Cordial shareholders who become entitled to receive Citigroup shares on January 29, 2008 as part of the share exchange and who continue to hold those shares as of any subsequent record date will, however, be entitled to receive any dividends paid on those Citigroup shares.

Additional information regarding the share exchange will be made available in the convocation notice that Nikko Cordial is required to send to its shareholders in advance of the December 19, 2007 extraordinary general meeting, and in the prospectus described below.

Important Notice

This press release is for informational purposes only and does not constitute an offer of any Citigroup or other securities or a solicitation of a proxy in relation to the share exchange. In connection with the share exchange, Citigroup has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4. Shareholders of Nikko Cordial are urged to read the prospectus included within the registration statement, because it contains important information. Shareholders will be able to obtain a free copy of the prospectus, as well as other information about Citigroup, without charge, at the Securities and Exchange Commission website (http://www.sec.gov). Copies of the prospectus and the filings with the Securities and Exchange Commission that are incorporated by reference in the prospectus can also be obtained, without charge, from Citigroup Document Services at 877 936 2737 inside the United States (outside the United States at 718 765 6514), by e-mailing a request to docserve@citigroup.com, or by writing to: Citigroup Document Services, 140 58th Street, Suite 8G, Brooklyn, NY 11220.

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Media:	Investors:

In Japan		Equity Investors
Corporate Affairs	81-3-5223-8699	Arthur Tildesley	1-212-559-2718

In New York		Fixed Income Investors
Christina Pretto	1-212-559-9560	Maurice Raichelson	1-212-559-5091
Michael Hanretta	1-212-559-9466

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including  consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi's major brands include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

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